Health Benefits Direct Announces Agreement to Raise $5.4 Million in Private Placement

Radnor, PA — October 1, 2010 — Health Benefits Direct Corporation (OTC Bulletin Board: HBDT), a leading technology innovator in the marketing, sales and administration of a wide range of insurance products, today announced it has closed on a $5.4 million private placement of preferred stock and warrants to Independence Blue Cross and certain other unaffiliated accredited investors.  The Company plans to use the net proceeds from the private placement for working capital purposes.

Anthony R. Verdi, current Acting Principal Executive Officer, said, “We are very pleased to have completed this private placement, especially with a strategically significant investor such as Independence Blue Cross. This is another important positive step for the Company as we complete the restructuring of our operations to focus on, and leverage, InsPro Technologies’ innovative and proprietary insurance policy management technology solutions.  InsPro Enterprise, our comprehensive web-based software solution designed for complete individual and group life & health policy management, is gaining greater market recognition from industry analysts, insurance carriers and third party administrators.”

Mr. Verdi also said, “Now that our business has been refocused on InsPro Technologies we plan to further change our Health Benefits Direct corporate identity, subject to shareholder approval, by changing our name to InsPro Technologies Corporation.”

In connection with this private placement, Health Benefits Direct has issued 1,800,001 investment units (“Units”) at a per Unit purchase price of $3.00.  Each Unit consisted of one share of Series B convertible preferred stock as well as a five-year warrant to purchase 10 shares of common stock at an initial exercise price of $0.15 per share. Each share of preferred stock may be converted into twenty (20) shares of common stock, at the option of the holder. The preferred stock is entitled to vote as a single class with the holders of the Company’s common stock, with each preferred share having the right to 20 votes. The preferred stock is also entitled to a liquidation preference upon the merger or sale of substantially all of the assets of the Company equal to the greater of the initial issue price of such shares or the amount the holder of such preferred stock would receive if it participated with the holders of common stock on an as converted basis.

Under the terms of this private placement, subject to the approval of the Company’s shareholders of an amendment to the Certificate of Incorporation of the Company to increase the number of shares of authorized common stock of the Company, the Company has agreed to sell an additional 200,000 Units  to Independence Blue Cross and up to 33,334 Units to another unaffiliated accredited investor.

The shares of preferred stock, warrants to purchase common stock and the common stock underlying the warrants have not been registered under the Securities Act of 1933, as amended, or the securities law of any jurisdiction, and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements.

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This release does not, and shall not, constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Interested parties are directed to review the Company’s 8-K filing in regards to this private placement for a complete description of the terms and conditions of this private placement.

About Health Benefits Direct Corporation

Through its subsidiary, InsPro Technologies, LLC, (www.inspro.com) Health Benefits Direct Corporation offers InsPro Enterprise software, a web-based insurance policy marketing and administration system used by insurance carriers and third party administrators.  www.healthbenefitsdirect.com

Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the company’s business strategy and its plans to submit a proposal to its stockholders to increase Health Benefits Direct’s authorized shares of common stock. Moreover, Health Benefits Direct cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in Health Benefits Direct’s reports filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Health Benefits Direct undertakes no obligation to update publicly any forward-looking statement.

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Contact:

Anthony R. Verdi
Health Benefits Direct Corporation
(484) 654-2200
finance@hbdc.com